Exhibit 99.1

Inotek Pharmaceuticals Expands Intellectual Property Portfolio with Combination Patent

- Covers Combination of Trabodenoson and a Prostaglandin for Reducing Intraocular Pressure in Glaucoma -

LEXINGTON, Mass – July 22, 2016 – Inotek Pharmaceuticals Corporation (NASDAQ: ITEK), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of therapies for glaucoma and other eye diseases, today announced that the United States Patent and Trademark Office issued a composition of matter patent for the combination of the Company’s lead product candidate, trabodenoson, with a prostaglandin analog for the treatment of intraocular pressure (IOP) in patients with glaucoma. US Patent number 9,370,530 (’530 patent) further strengthens the Company’s patent estate for trabodenoson and adds composition of matter intellectual property protection for the combination or kit treatment option until 2031. Trabodenoson, the Company’s lead clinical product candidate, is a first-in-class, selective adenosine mimetic targeting the A1 receptor and has been observed in Phase 2 clinical trials to reduce IOP, an important risk factor for glaucoma. Prostaglandin analogs are currently the most commonly used drug class for this disease.

Earlier this month, Inotek announced the initiation of their Phase 2 dose-ranging trial of a fixed-dose combination (FDC) of trabodenoson and latanoprost, the most commonly used prostaglandin analog prescribed for glaucoma. Glaucoma is one of the leading causes of blindness, and occurs when there is damage to the optic nerve, often as a result of elevated eye pressure. While the goal of glaucoma treatment is to preserve vision, lowering IOP has been shown to prevent progressive vision loss. There are currently no FDC products for glaucoma treatment that include a prostaglandin analog that are approved in the United States, even though about half of glaucoma patients that start treatment with a prostaglandin require a second, adjunctive therapy to increase IOP lowering. Inotek believes an FDC of trabodenoson with latanoprost has the potential to produce efficacy greater than either drug alone in a convenient one-drop, once daily treatment option for patients with glaucoma.

“The issuance of the combination patent covering the use of trabodenoson with a prostaglandin analog is an important addition to Inotek’s growing intellectual property portfolio. This protects use of the combination of trabodenoson with any prostaglandin analog in a single, convenient daily eye drop,” commented David P. Southwell, President and Chief Executive Officer of Inotek. “We look forward to reporting data from our recently initiated Phase 2 FDC trial of trabodenoson and the most commonly used prostaglandin, latanoprost, in the second half of 2017.”

The ’530 patent broadly covers the use of trabodenoson and a prostaglandin analog as a combination, kit or method of use for reducing IOP. Inotek’s patent estate also includes composition of matter patents covering the trabodenoson compound through 2026 in the United States and through 2025 abroad, the crystalline formulation of trabodenoson used in eye drops through 2033 in the United States and patents relating to the use of trabodenoson for reducing IOP, which expire in 2031 in the United States, and, if issued abroad, will expire in 2030.

About Inotek Pharmaceuticals Corporation

Inotek Pharmaceuticals is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of therapies for glaucoma and other eye diseases. The Company’s lead product candidate in glaucoma, trabodenoson, is a first-in-class, selective adenosine mimetic currently in Phase 3 development. Trabodenoson was developed in Inotek’s laboratories and is designed to restore the eye’s natural pressure control mechanism by targeting the adenosine A1 subreceptor. Additionally, the Company is evaluating the potential for selective adenosine mimetics to address optic neuropathies and other degenerative retinal diseases. For more information, please visit www.inotekpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are subject to substantial risks, uncertainties and assumptions. These forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Source: Inotek Pharmaceuticals

Inotek Contact:

Claudine Prowse, Ph.D., 781-552-4305

Vice President, Strategy and Investor Relations Officer

cprowse@inotekpharma.com